Exhibit 99.1

CORMEDIX INC. RECEIVES A CONTINUED LISTING STANDARD NOTICE FROM THE NYSE AMERICAN

Berkeley Heights, NJ – June 19, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that on June 14, 2018, it received a notice from the NYSE American that, based on its Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018, CorMedix does not meet a continued listing standard of the NYSE American as set forth in Part 10 of the NYSE American Company Guide. Specifically, it is not in compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years), Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years); and Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years). The notice noted that the Company reported stockholders’ equity of $0.8 million as of March 31, 2018, and net losses in its five most recent fiscal years ended December 31, 2017. As a result, CorMedix has become subject to the procedures and requirements of Section 1009 of the Company Guide. CorMedix must submit to the NYSE American, no later than July 16, 2018, a plan of compliance to address how it intends to regain compliance with Section 1003(a)(i), Section 1003(a)(ii) or Section 1003(a)(iii) of the Company Guide by December 16, 2019 (the “Sections 1003(a)(i)-(iii) Plan Period”). If the plan is accepted by the NYSE American, the Company may be able to continue its listing during the Sections 1003(a)(i)-(iii) Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.

If the Company is not in compliance with the NYSE American’s continued listing standards of Section 1003(a)(i), Section 1003(a)(ii) or Section 1003(a)(iii) within the timeframe provided, or does not make progress consistent with the plan during the Sections 1003(a)(i)-(iii) Plan Period, the NYSE American will initiate delisting proceedings.

The Company is preparing a plan of compliance that it intends to submit to NYSE American by the due date. The Company cannot assure that its plan, once submitted, will be accepted. The Company’s common stock will continue to trade on NYSE American during the period of non-compliance unless and until the exchange delists it. Receipt of the Notice does not affect CorMedix’s business operations or its Securities and Exchange Commission reporting requirements.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials, including the interim analysis for the ongoing Phase 3 clinical trial; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the ongoing LOCK-IT 100 trial and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin®; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746